5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Prices
Private Offering of Senior Subordinated Notes
Baton Rouge, LA — Tuesday, October 2, 2007 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it has agreed to sell $275,000,000 aggregate principal amount ($260,887,000 gross proceeds) of 6 5/8% Senior Subordinated Notes due 2015—Series C through an institutional private placement by its wholly owned subsidiary Lamar Media Corp. The company had previously announced a proposed notes offering of $225,000,000 gross proceeds and the offering size was increased to $260,887,000 gross proceeds based on market demand. The net proceeds to Lamar Media of this offering are expected to be approximately $256,700,000. Lamar Media intends to use the net proceeds of this offering to repay outstanding indebtedness under its revolving bank credit facility and for working capital and other corporate purposes. Subject to customary closing conditions, the closing of the offering is expected on or about October 11, 2007.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.
The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.
Forward Looking Statements
This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.
Contact:
Lamar Advertising Company
Keith Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com